Constitution Mining Completes Purchase
of 100% Interest in Peru Gold Sands Project

Lima, Peru – April 23, 2010 - Constitution Mining Corp. (CMIN.OB) reports that it is now the owner of 100% of the original “Peru Gold Sands” mineral rights (382 square kilometres, or 147.5 square miles) as described in the news release dated October 1, 2008. Company officials are confident that obtaining the full rights to the Peru Gold Sands project solidify the company’s exploration efforts and help the company maximize shareholder value.

In return for receiving a 100% interest in the property’s mineral rights, CMIN has paid the seller US $1 million, issued 4 million restricted common shares and issued a US$ 7 million 3 year convertible note with 12% interest payable annually. Principal and/or interest can be taken by the seller by way of cash or units valued at $.80 per unit including a $1.10 share purchase warrant.

Constitution Mining Chairman, Dr. Michael Stocker commented, “We are pleased to bring this purchase to fruition as it will provide us with increased flexibility in terms of exploring the site and support us in our goal of generating maximum returns for shareholders.” Dr. Stocker had commented previously, “Based on drill results recently announced, we believe that the Gold Sands district may offer the potential for large-scale, low-cost production of gold by employing modern dredging and processing methods that do not use cyanide, mercury, or any other disruptive chemical processes.”

About Constitution Mining Corp.

The Company's goal is to locate large-scale, commercially viable gold deposits and continuously increase the amount of gold underlying outstanding shares. The Company is interested primarily in geographical areas that are home to several significant proven gold deposits, including highly prospective districts likely to hold further large deposits.

Peru

The first and most active project is in the Gold Sands region of Peru – laid down by eons of alluvial erosion. For millions of years, the waters of the Santiago and the Maranon rivers have been carving their way through the gold-rich mountain canyons of the Andes, carrying off vast amounts of gold and depositing it in loose gravels and sands - Gold Sands - in the area the Company now controls.

Results from test holes drilled during CMIN's 26-hole Phase I exploratory drill program indicates a potential presence of significant alluvial gold. The Company is now engaged in implementing a Phase II drill program that will focus on grid drilling 2.5 square kilometre regions with an aim to develop gold resource estimates and to gather further data to determine the feasibility of large-scale mining of this vast resource. While the results received from the Phase I drill program were favourable, the Company cautions that these results do not yet indicate the presence of a commercially viable mineral deposit.

The full implementation of these programs will require the company to secure additional financing.

Nevada

On April 1st , 2010 CMIN executed a definitive and binding Asset Purchase Agreement with Seabridge Gold Inc. to acquire 30 Nevada-based gold projects comprising of 2,141 claims, primarily located in the heart of Nevada's prolific Walker Lane gold belt.

The closing of the Agreement, which is anticipated to occur on May 20, 2010, is subject to certain conditions, including, but not limited to: (1) Seabridge obtaining certain authorizations, approvals and consents necessary to transfer the assets to the Company, (2) the accuracy of the parties' representations and warranties, and (3) material performance of all of the agreements and obligations of the parties. The Agreement contains certain termination rights, including the right of either party to terminate the Agreement if the closing has not occurred by June 20, 2010 (as long as the terminating party has performed its obligations under the Agreement) and to terminate upon a material misrepresentation or breach by the other party. The Agreement may also be terminated upon mutual written consent of the parties.

Further information about Constitution Mining Corp may be found at: www.ConstitutionMining.com.

On behalf of the Board:

Dr. Michael Stocker - CEO
Constitution Mining Corp. (CMIN.OB)

Investor Inquiries:

Toll Free: 888-906-5656
Direct Dial: +41 (0) 71 791 0080
Email: Info@ConstitutionMining.com

Disclaimer
This release contains forward-looking statements that are based on the beliefs of Constitution Mining Corp. management and reflect Constitution Mining Corp. current expectations as contemplated under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Constitution Mining Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date indicated in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, Constitution Mining Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.